EXHIBIT 99.1
[Encore Wire Corporation Logo Omitted]

Encore Wire Corporation	PRESS RELEASE		April 24, 2007
1410 Millwood Road
McKinney, Texas 75069		Contact:	Frank J. Bilban
972-562-9473			Vice President & CFO
For Immediate Release
ENCORE WIRE REPORTS FIRST QUARTER RESULTS
MCKINNEY, TX — Encore Wire Corporation (NASDAQ Global Select: WIRE) today announced results for the first quarter of 2007.
Net sales for the quarter ended March 31, 2007 were $260.7 million compared to $252.0 million during the first quarter of 2006. Higher prices for building wire sold in 2007, driven by higher copper costs, accounted for the increase in net sales dollars versus 2006. Net income for the first quarter of 2007 was $6.4 million versus $16.1 million in the first quarter of 2006. Fully diluted net earnings per common share were $0.27 in the first quarter of 2007 versus $0.68 in the first quarter of 2006.
Commenting on the results, Daniel L. Jones, President and Chief Executive Officer of Encore Wire Corporation, said, “We are pleased to announce a profitable quarter in the midst of the tough competitive environment we are currently facing in our industry. The margin compression we experienced in the fourth quarter of 2006 continued into the first quarter of 2007. Certain competitors continue to respond to the much-publicized slowdown in residential construction by cutting wire prices in an attempt to maintain market shares, resulting in compressed margins and net earnings. Our total unit volume measured in copper pounds shipped was down 9.7% in the first quarter of 2007 versus the first quarter of 2006. However, our commercial wire unit volume was up 1% in the first quarter of 2007 versus the first quarter of 2006, while residential wire sales were down 28%. Our unit volume mix in the first quarter of 2007 consisted of 71% commercial and 29% residential wire. On a sequential quarter comparison, however, our total unit volume measured in copper pounds shipped was up 14.6% in the first quarter of 2007 versus the fourth quarter of 2006, with commercial wire unit volume up 16% in the first quarter of 2007 versus the fourth quarter of 2006, while residential wire volume was up 12%.
In addition, we have other positive developments to address. The only long-term debt we have as of March 31, 2007, is $100 million in long-term notes due in 2011, with our $200 million revolving line of credit paid down to zero. In addition, we have $48.9 million in cash as of March 31, 2007. Our cash balance increased $24.3 million in the quarter primarily due to the receipt of an approximate $18 million federal tax refund. $55 million of the long-term notes can be paid off without penalty as early as the third quarter of 2007. We will monitor our cash situation in the coming quarters to determine whether paying off any additional debt is advantageous. Our balance sheet is solid with a conservative 30% debt to equity ratio. We also declared another cash dividend during the first quarter of 2007. Copper prices had been trending down since posting a COMEX high close of $4.07 on May 23, 2006 with a low close of $2.40 on February 5, 2007. Copper prices have now rebounded, trading at a COMEX close of $3.60 on April 20, 2007.
We have been through these competitive conditions before and will focus on our industry leading order fill rates and our exceptional product offerings featuring commercial wire in true colors and our new armored cable line. Our low cost structure and strong balance sheet have enabled us to withstand these periods in the past, and we believe we will emerge stronger as conditions improve.

Our new armored cable plant is operational and we are producing a broad range of types and sizes to allow us to maintain our historically high order fill rates as we roll this product out nationally in 2007. The unit volume of armored cable sold in the first quarter of 2007 exceeded the volume sold in the third and fourth quarters of 2006 combined. We will continue to manage the Company to grow sales and earnings while maintaining our historically strong and conservative balance sheet. We also thank our employees and associates for their tremendous efforts and our stockholders for their support.”
Encore Wire Corporation manufactures a broad range of copper electrical wire for interior wiring in homes, apartments, manufactured housing and commercial and industrial buildings.
The matters discussed in this news release, other than the historical financial information, including statements about the copper pricing environment, profitability and shareholder value, may include forward-looking statements that involve risks and uncertainties, including fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.

Encore Wire Corporation
P.O. Box 1149
1410 Millwood Road
McKinney, Texas 75069
(972) 562-9473
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	March 31,	December 31,
	2007	2006
ASSETS

Current Assets
Cash	$48,938	$24,603
Receivables, net	203,646	214,963
Inventories	116,945	103,947
Prepaid Expenses and Other	12,638	27,537

Total Current Assets	382,167	371,050

Property, Plant and Equipment, net	104,203	102,987

Other Assets	104	120

Total Assets	$486,474	$474,157

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts Payable	$28,465	$13,413
Accrued Liabilities and Other	14,845	23,772

Total Current Liabilities	43,310	37,185

Long Term Liabilities
Note Payable	99,357	98,974
Other Long Term Liabilities	643	1,026
Non-Current Deferred Income Taxes	9,495	9,851

Total Long Term Liabilities	109,495	109,851

Total Liabilities	152,805	147,036

Stockholders’ Equity
Common Stock	261	261
Additional Paid in Capital	41,424	40,849
Treasury Stock	(15,275)	(15,275)
Retained Earnings	307,259	301,286

Total Stockholders’ Equity	333,669	327,121

Total Liabilities and Stockholders’ Equity	$486,474	$474,157

Encore Wire Corporation
P.O. Box 1149
1410 Millwood Road
McKinney, Texas 75069
(972) 562-9473
Condensed Consolidated Statements of Income
(In Thousands)
(Unaudited)

	Quarter Ended March 31,
	2007		2006
Net Sales	$260,729	100.0%	$252,048	100.0%
Cost of Sales	235,985	90.5%	212,676	84.4%

Gross Profit	24,744	9.5%	39,372	15.6%

Selling, General and Administrative Expenses	13,579	5.2%	13,438	5.3%

Operating Income	11,165	4.3%	25,934	10.3%

Net Interest & Other Expense	1,154	0.4%	1,133	0.4%

Income before Income Taxes	10,011	3.8%	24,801	9.8%

Income Taxes	3,572	1.4%	8,664	3.4%

Net Income	$6,439	2.5%	$16,137	6.4%

Basic Earnings Per Share	$0.28		$0.70

Diluted Earnings Per Share	$0.27		$0.68

Weighted Average Number of Common and Common Equivalent Shares Outstanding:
-Basic	23,314		23,213

-Diluted	23,689		23,694